April 28, 2005

Alpharma Appoints Finn Berg Jacobsen to its Board of Directors

Fort Lee, NJ   April 28, 2005   Alpharma Inc. (NYSE:ALO), a leading global specialty pharmaceutical company, today announced the election of Finn Berg Jacobsen to its Board of Directors. Mr. Berg Jacobsen is a Harvard Business School graduate who currently serves as a senior advisor with the prestigious Bahr Law firm in Norway. His strong global finance background includes assignments at Arthur Andersen & Co., and more recently, the role of Group Executive Vice President, Chief of Corporate Staff and acting Chief Financial Officer at Aker Kvaerner ASA, a world-leading oil service company with annual revenues of approximately $6 billion. This appointment was effective as of April 25, 2005.

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Alpharma Inc. (NYSE: ALO) is a global generic pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma is a leading manufacturer of generic pharmaceutical products in the U.S., offering solid, liquid and topical pharmaceuticals. It is also one of the largest suppliers of generic solid dose pharmaceuticals in Europe, with a growing presence in Southeast Asia. Alpharma is among the world's leading producers of several important pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry, swine and cattle.

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